EXHIBIT 4(d)(7) Amendment Number Seven to the Loan and Security Agreement by and between Congress Financial Corporation (Southern) as Lender and the Registrant, One Price Clothing Stores, Inc. of Puerto Rico and One Price Clothing - U.S. Virgin Islands, Inc. as Borrowers dated February 9, 2001.

                         Congress Financial Corporation
                                   (Southern)
                        200 Galleria Parkway, Suite 1500
                             Atlanta, Georgia 30359

                                                February 9, 2001

One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

      Re:   Amendment No. 7 to Financing Agreements

Gentlemen:

      Congress Financial Corporation (Southern) ("Lender"), One Price Clothing Stores, Inc. ("One Price") and One Price Clothing of Puerto Rico, Inc. ("One Price PR"; and together with One Price, individually referred to as a "Borrower" and collectively as the "Borrowers") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the "Loan Agreement"), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, Amendment No. 2 to Financing Agreements, dated June 17, 1997, Amendment No. 3 to Financing Agreements, dated February 19, 1998, Amendment No. 4 to Financing Agreements, dated January 31, 1999, Amendment No. 5 to Financing Agreements, dated February 23, 2000, and Amendment No. 6 to Financing Agreements, dated June 30, 2000 together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

      Borrower has requested that Congress agree, subject to the terms of the Financing Agreements, to establish a $4,000,000 Supplemental Loan term facility,. Congress has agreed to Borrower's request, subject to the terms and conditions hereof. Accordingly, subject to the terms and conditions hereof, the Financing Agreements shall be amended as follows:

1. The following definitions shall be added to Section 1, Definitions, of the Loan Agreement:

      (a) "Closing Date" shall mean the date on which all the conditions precedent in Article 4 of this Agreement are satisfied and the Supplemental Loan pursuant to the Seventh Amendment.
      (b) "Federal Tax Refund" shall mean any claim of the Borrowers for a federal tax refund as a result of the application of net operating loss carry-backs for the Borrowers' tax year 2000.
      (c) "Gross Margin" shall mean for any fiscal period the percentage resulting from dividing (i) the sum of net sales minus cost of goods sold prepared in accordance with GAAP; provided however, that for purposes of Section 9.15.3, cost of goods sold shall not include costs related to distribution and merchandising (including the impact of changes in capitalized distribution and merchandising costs) by (ii) net sales.
      (d) "Participant" shall mean GB Retail Funding, LLC, a Delaware limited liability company, and its successors and assigns.
      (e)   "Projections" shall mean those projections attached hereto as
            Exhibit 1.
      (f) "Seventh Amendment" shall mean Amendment No. 7, dated February 9, 2001, by and among Lender, Borrowers and One Price VI.
      (g)   "Supplemental Loan Limit" shall mean $4,000,000.00.
      (h) "Supplemental Loan" shall mean the loan made by the Lender to or for the benefit of the Borrowers pursuant to Section 2.1.1 hereof.
      (i)   "Supplemental Loan Maturity Date": June 9, 2001.
      (j) "Supplemental Loan Termination Date" shall mean the earliest of (i) the Supplemental Loan Maturity Date, (ii) the date set as the termination date of this Agreement, (iii) the occurrence of an Event of Default described in Sections 10.1(g) or 10.1(h), (iv) the date set by the Lender as the termination date of the Supplemental Loan following the occurrence of an Event of Default other than an Event of Default described in Sections 10.1(g) or 10.1(h), or (v) the date on which Borrowers repay all Obligations arising in respect of the Supplemental Loan.

2. The definition of "Excess Availability" in Section 1 of the Loan Agreement shall be deleted and the following shall be substituted therefor:

                  "1.26'Excess Availability' shall mean that amount, as determined by the Lender, calculated at any time, equal to :
                  (a) the lesser of (i) the amount of the Revolving Loans available to Borrowers as of such time based on the applicable lending formula under Section 2.1 hereof, as determined by the Lender, and subject to sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the amount equal to the Inventory Loan Limit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (including the outstanding principal amount of the Supplemental Loan), plus (ii) the aggregate amount of all trade payable of the Borrowers which are more than forty-five
                  (45) days past due as of such time and are not the being disputed in good faith by the Borrowers."

3. The definition of "Maximum Credit" in Section 1 of the Loan Agreement shall be deleted and the following substituted therefor:

                  "1.39'Maximum Credit' shall mean $37,500,000.00."

4. Section 2.1(a) of the Loan Agreement shall be deleted and the following shall be substituted therefor:

                  "2.1 Revolving Loans.

                        (a)(1) Revolving Loans. Subject to, and upon the terms
                               and conditions contained herein, Lender agrees to make Revolving Loans to each Borrower from time to time in amounts requested by such Borrower (or by One Price on behalf of One Price PR), up to the lesser of (A) and (B):

                               (A) the sum of: (i) the least of: (x) eighty
                                   (80%) percent of the Value of the Eligible
                                   Inventory of such Borrower, or (y)
                                   eighty-five (85%) percent of the Net Recovery Cost Percentage multiplied by the Cost of the Eligible Inventory of such Borrower, minus
                                   (ii) any Availability Reserves or
                               (B) the sum of: (i) the lesser of: (x) eighty
                                   three and nine tenths (83.9%) percent of the Value of the Eligible Inventory of such Borrower, or (y) ninety seven (97%) percent of the Net Recovery Cost Percentage multiplied by the Cost of the Eligible Inventory of such Borrower minus (ii) any Availability Reserves, minus (iii) $4,000,000 and unpaid interest in respect of the Supplemental Loan; provided,


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

                                   however, that after all of the Obligations arising in respect of the Supplemental Loans have been paid in full, Section 2.1(a)(1)(B) shall be deemed automatically deleted and the words "the lesser of (A) and (B)" in Section 2.1(a)(1) shall be deemed deleted."

5.    Section 2.1(c) is hereby amended in its entirety to read as follows:

                  "(c)Except in the Lender's discretion, the aggregate amount of Revolving Loans and Letter of Credit Accommodations available in respect of Eligible Inventory of One Price PR shall not, at any one time outstanding, exceed an amount equal to the product of $120,000 multiplied by the number of Retail Stores operated in Puerto Rico by One Price PR at such time (each sublimit, the "Puerto Rico Sublimit").

6.    The following shall be added as a new Section 2.1.1 to the Loan Agreement:

                  "2.1.1 Supplemental Loan.

                        (a) Subject to the terms hereof, the Lender agrees to
                  advance to the Borrowers (or to One Price on behalf of One Price PR) on the Closing Date amounts equal to the Supplemental Loan Limit.
                        (b) The proceeds of the Supplemental Loan shall be
                  applied to reduce the outstanding principal balance of the Revolving Loans.
                        (c) The Borrowers shall repay the entire unpaid balance
                  of the Supplemental Loan on the Supplemental Loan Termination Date. The Borrowers may repay the entire principal balance of the Supplemental Loan prior to the Supplemental Loan Termination Date (subject to Sections 3.4.2 and 12.1.1 hereof). Any amounts prepaid on account of the Supplemental Loan cannot be reborrowed by the Borrowers.
                        (d) The Borrowers shall repay the Obligations then
                  existing with respect to the Supplemental Loan (including any interest, fees, costs, and expenses, including reasonable attorney's fees, or other charges with respect thereto) with proceeds of the Federal Tax Refund."

7. Section 2.2 (c) of the Loan Agreement shall be amended as follows: The reference to "Section 2.1(a)(i)" shall be deleted and "Section 2.1(a)(1)(A)(i)" shall be substituted therefor. The reference to "Section 2.1(a)(i)(A)" shall be deleted and "Section 2.1(a)(1)(A)(i)(x)" shall be substituted therefor. The reference to "Section 2.1(a)(i)(B)" shall be deleted and "Section 2.1(a)(1)(A)(i)(y)" shall be substituted therefor. The reference to "Section 2.1(a)(i)(C)" shall be deleted.

8.    The following shall be added as a new Section 3.1.1 to the Loan Agreement.

                  "3.1.1 Interest on the Supplemental Loan.

                        (a)The Supplemental Loan shall bear interest, until
                  repaid, fixed at fourteen (14%) percent per annum (determined based upon a 360-day year and actual days elapsed), and shall be payable by the Borrowers to the Lender monthly in arrears not later than the first day of each calendar month. Following the occurrence and during the continuance of any Event of Default (and whether or not the Lender exercises its rights and remedies on account thereof), the Supplemental Loan shall bear interest, at the rate of eighteen (18%) percent per annum, and such interest shall be payable upon demand. The Lender is authorized to charge interest due pursuant to this
                  Section 3.1.1 as a Revolving Loan without further notice to or request by the Borrowers."

9.    The following shall be added as a new Section 3.4.1 to the Loan Agreement.

                  "3.4.1 Supplemental Loan Closing Fee.

                        The Borrowers shall pay to the Lender a Closing Fee in
                  the amount of $80,000.00, which shall be fully earned as of and payable on the Closing Date. The Borrowers shall not be entitled to any credit, rebate, or repayment of the Closing Fee notwithstanding termination of this Agreement."

10. A new Section 3.4.2 shall be added to the Loan Agreement which reads as follows:

                  "3.4.2 Supplemental Loan Exit Fee.

                        As compensation for the Lender's commitment hereunder,
                  the Lender shall have earned by its execution of this Agreement, an Exit Fee, of $90,000.00, payable upon the Supplemental Loan Termination Date. The Exit Fee shall be fully earned as of the date of the execution of this Agreement. The Borrowers shall not be entitled to any credit, rebate, or repayment of the Exit Fee notwithstanding termination of this Agreement."

11. A new Section 10.1(n) shall be added to the Loan Agreement which reads as follows:

                  "(n)any act, condition or event shall exist or have occurred that results in the Lender's designated representative being divested of the ability or right to receive the Federal Tax Refund directly from the IRS."


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

12. A new Section 11.1.1 shall be added to the Loan Agreement which reads as follows:

                        (a) In the event that the Participant becomes the Lender
                  hereunder, the validity, interpretation, and enforcement of this Agreement and the other Financing Agreements and any dispute arising out the relationship of the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws).
                        (b) In the event that the Participant becomes the Lender
                  hereunder, each Borrower and the Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts sitting in Suffolk County, Commonwealth of Massachusetts and the United States District Court for the Eastern District of Massachusetts and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties thereto in respect to this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Lender shall have the right to bring any action or proceeding against the Borrowers or their property in the courts of any other jurisdiction which the Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against the Borrowers or their property).

13. A new Section 8.14 shall be added to the Loan Agreement which reads as follows:

                  "8.14 Federal Tax Refund.

                        Borrowers represent and warrant that the Federal Tax
                  Refund shall equal at least $1,300,000.00 and, to the best of the Borrowers' knowledge after due investigation, such refund is not subject to offset of any kind, nature or description by any governmental body. Borrowers further represent and warrant that they shall diligently take all such action as may be reasonably necessary to complete and file their federal tax returns and other forms by March 31, 2001 in order to recover the Federal Tax Refund. In the event that the Borrowers fail to file their federal tax return and other related forms by March 31, 2001, the Borrowers hereby acknowledge and agree that Lender shall have the right to specific performance to compel Borrowers to file their federal tax returns and other forms in order to recover the Federal Tax Refund."

14. A new Section 12.1.1 shall be added to the Loan Agreement which reads as follows:

                  "12.1.1 Yield Maintenance Fee.

                        Upon the occurrence of the Supplemental Loan Termination
                  Date, for any reason, the Borrowers shall pay to the Lender a "Supplemental Loan Yield Maintenance Fee" equal to the difference between $325,000 and the combined sum of all interest and fees actually paid to the Lender on account of the Supplemental Loan from the Closing Date to the Supplemental Loan Termination Date, but in no event shall the Supplemental Loan Yield Maintenance Fee be less than zero. The Supplemental Loan Yield Maintenance Fee shall be paid as liquidated damages for the loss by the Lender of the benefit of its bargain with respect to the Supplemental Loan and not as a penalty."

15. Clause (ii) of the proviso set forth in Section 9.10(e) of the Loan Agreement is hereby further amended by deleting the number $2,000,000 appearing therein, and substituting therefor, $4,000,000. In addition, the term "advances" as used in Section 9.10(e), shall be deemed to include all standby letters of credit issued for account of the Borrowers and the benefit of vendors of Inventory.

16. A new Section 9.15.1 shall be added to the Loan Agreement which shall read as follows:

                  "9.15.1 Excess Availability.

                        At all times prior to the payment of all Obligations
                  arising in respect of the Supplemental Loans, Borrowers shall, for the period commencing from the Closing Date through and including March 9, 2001, to maintain Excess Availability of at least $1,000,000.00, and thereafter, the Borrowers shall, until the Supplemental Loan is irrevocably repaid in full, maintain Excess Availability of at least $1,300,000.00."

17. A new Section 9.15.2 shall be added to the Loan Agreement which shall read as follows:

                  "9.15.2 Minimum Inventory Purchases.

                        At all times prior to the payment of all Obligations
                  arising in respect of the Supplemental Loans, the Borrowers shall not suffer or permit their purchases of Inventory, for any fiscal month (commencing March 5, 2001), to be less than 90% of such purchases, for that month, as calculable from the Projections."


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

18. A new Section 9.15.3 shall be added to the Loan Agreement which shall read as follows:

                  "9.15.3 Gross Margin.

                  At all times prior to the payment of all Obligations arising in respect of the Supplemental Loan, the Borrowers shall not suffer or permit their Gross Margin determined monthly at month end on an average quarterly rolling basis (commencing with the fiscal quarter period ending May 5, 2001, as reported to Lender on or before May 18, 2001) to be more than a 1% negative variance from the projected Gross Margin set forth in the Projections.

19. The Supplemental Loan, and all interest, fees, costs, expenses (including reasonable attorney's fees incurred by the Participant), and other charges which arise from or in connection therewith or are in any way related thereto shall be deemed additional "Obligations" under the terms of the Financing Agreements and be secured by all of the Collateral.

20. At any time prior to the Supplemental Loan Maturity Date, the Participant, at the expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken by or on behalf of the Borrowers.

21. The Borrowers, at their own expense, shall cause each location at which Inventory is located to have not less than one (1) physical inventory prior to the Supplemental Loan Maturity Date to be undertaken, consistent with current practice, (the scheduling of which shall be subject to the Participant's discretion), conducted by such inventory takers as are satisfactory to the Participant and following such methodology as may be satisfactory to the Participant. The Borrowers shall provide the Participant with a copy of the preliminary result of each such inventory (as well as any other physical inventory undertaken by the Borrowers) within ten (10) days after its completion. The Borrowers shall provide the Participant with a reconciliation of the results of each such inventory (as well as any other physical inventory undertaken by the Borrowers) to the Borrowers' books and records within thirty (30) days following the completion of such inventory. The Participant, in its discretion, following the occurrence of an Event of Default, may cause such additional inventories to be taken as the Participant determines (each at the expense of the Borrowers.

22. The Participant may, in its discretion, conduct commercial finance audits (at the Borrower's expense) of the Borrower's books and records during the period in which the Supplemental Loan is outstanding.

23. The Borrowers shall simultaneously deliver to the Participant copies of all financial statements, certificates, reports, notices and other documents (including without limitation collateral reports required by Section 7.1 of the Loan Agreement) when the Borrowers deliver such financial statements, certificates, reports notices and other documents to the Lender. The Borrowers further agree that it shall afford the Participant access to its books, records, premises and the Collateral to the same extent and with such frequency as is afforded to the Lender pursuant to the Loan Agreement. In addition, the Borrowers shall promptly provide the Participant, upon request, such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers' business, and the Borrowers' financial condition, including financial reports and statements, as the Participant may from time to time request from the Borrowers.

24. The following shall be conditions precedent to the effectiveness of the Seventh Amendment:

                        (a) Each of the conditions and contained in Sections 4.1
                  and 4.2 of the Loan Agreement are satisfied as of the date hereof and updated to take into account the Supplemental Loan. Each of the representations made by or on behalf of the Borrowers in this Agreement or in any other Financing Agreements or in any other report, statement, document or other paper provided by or on behalf of the Borrowers to the Lender or the Participant shall be true and complete as of the date as of which such representation or warranty was made.
                        (b) All Accounts are within stated invoice terms or with
                  terms acceptable to the Participant, in its sole discretion.
                        (c) The Lender and the Participant have entered into a
                  Participation Agreement on such terms and conditions as are acceptable to each in its sole discretion.
                        (d) Borrower has executed and delivered to the Lender a
                  Power of Attorney and Appointment of Representative on IRS Form 2848 and such other documents and certificates as the Lender may require to perfect and realize upon the Federal Tax Refund.
                        (e) An opinion of counsel to the Borrower.
                        (f) The Participant has received an updated appraisal of
                  the Borrowers' Inventory, in form and substance acceptable to it in its sole discretion.
                        (g) There exists Excess Availability as of the Closing
                  Date of at least $1,000,000.00.
                        (h) Reserved.
                        (i) All fees due at or immediately after the Closing
                  Date and all costs and expenses incurred by the Lender and the Participant in connection with the establishment of the Supplemental Loan contemplated hereby (including the fees and expenses of counsel to the

                  Lender and the Participant) shall have been paid in full.

                        (j) No Event of Default shall then exist.
                        (k) Satisfactory completion of all due diligence by the
                  Participant (including without limitation, commercial finance examinations and appraisals of Inventory), and the Participant is satisfied (in its sole discretion) with the results of such due diligence in all respects.
                        (l) Completion of the legal due diligence investigation
                  by counsel to the Lender and the Participant, with results satisfactory to each such counsel, in their sole discretion in all respects.
                        (m) One Price shall have executed and delivered a
                  Warrant Purchase Agreement in favor of the Participant for the purchase of 60,000 shares of One Price, in such form and substance as is acceptable to the Participant in its sole discretion.
                        (n) The Closing Date shall have occurred on or before
                  February 12, 2001.

25. In consideration of the amendments and supplements set forth herein, Borrowers shall on the date hereof, pay to the Lender or the Lender, at its option, may charge the account of the Borrowers maintained by the Lender, an amendment fee in the amount of $10,000 which fee is fully earned as of the date hereof and shall constitute part of the Obligations.

26. Borrower confirms and agrees that (a) all representations and warranties contained in the Financing Agreements are on the date hereof true and correct in all material respects and (b) it is unconditionally and jointly and severally liable for the punctual and full payment of all Obligations, including, without limitation, all charges, fees, expenses and costs (including attorneys' fees and expenses) under the Financing Agreements, and that Borrower has no defenses, counterclaims or setoffs with respect to full, complete and timely payment of all Obligations.

27. The Borrowers confirm that the Financing Agreements remain in full force and effect without amendment or modification of any kind, except for the amendments explicitly set forth herein. The undersigned further confirm that no Event of Default or events which with notice or the passage of time or both would constitute an Event of Default have occurred and are continuing, other than the covenant default waived by Congress herein. The execution and delivery of this Amendment by Lender shall not be construed as a waiver by Lender of any Event of Default under the Financing Agreements. This Amendment shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, but all such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

28. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted in accordance Section
      11.1 or 11.1.1 of the Loan Agreement, as the case may be.

29. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successor, assigns and the Participant.


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

      Executed under seal on the date set forth above.


ATTEST:                               ONE PRICE CLOTHING STORES, INC.

/s/ Grant H. Gibson                   By: /s/ C. Burt Duren
----------------------------              --------------------------------------
                                          Name: C. Burt Duren
                                                --------------------------------
                                          Title:  Vice President & Treasurer
                                                --------------------------------


                                      ONE PRICE CLOTHING OF PUERTO RICO, INC.

                                      By:    /s/ H. Dane Reynolds
                                          --------------------------------------
                                      Name:  H. Dane Reynolds
                                            ------------------------------------
                                      Title: Sr. Vice President and C.F.O.
                                            ------------------------------------


                                      CONSENTED TO BY:
                                      ONE PRICE CLOTHING US VIRGIN ISLANDS, INC.

                                      By:    /s/ C. Burt Duren
                                          --------------------------------------
                                      Name:  C. Burt Duren
                                            ------------------------------------
                                      Title: Vice President & Treasurer
                                            ------------------------------------

Accepted in Georgia
on February  9, 2001

CONGRESS FINANCIAL CORPORATION
(SOUTHERN)


By: /s/ Morris P. Holloway
    -----------------------------------
    Name: Morris P. Holloway
         ------------------------------
    Title: Senior Vice President
          -----------------------------


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